Exhibit 99.1

Date:	February 6, 2015
Contact:	Gregory P. Sargen
Executive Vice President & CFO
Phone:	201-804-3055
Email:	gregory.sargen@cambrex.com
Release:	Immediate

CAMBREX REPORTS FOURTH QUARTER AND FULL YEAR 2014 FINANCIAL RESULTS

- 2014 Sales of $374.2 million and EBITDA of $82.1 million significantly exceed guidance -

- Strong sales and EBITDA growth expected in 2015 -

- Conference call at 8:30 a.m. ET on February 6, 2015 -

East Rutherford, NJ – February 6, 2015 – Cambrex Corporation (NYSE: CBM) reports results for the fourth quarter and full year ended December 31, 2014.

Highlights
-	Fourth quarter 2014 sales increased 25% to $128.8 million from $103.0 million in the same period last year. Full year 2014 sales increased 18%, and 19% excluding the impact of foreign currency.
-	Fourth quarter Adjusted EBITDA increased to $34.4 million compared to $22.2 million in the same period last year. Full year Adjusted EBITDA increased 22% to $82.1 million compared to $67.4 million in 2013. (See table at the end of this release).
-	Debt, net of cash, was $14.5 million at the end of the fourth quarter, an improvement of $19.0 million during the quarter. Debt, net of cash, decreased $42.0 million for the full year 2014.
-	2015 sales, excluding the impact of foreign currency, are expected to increase between 16% and 20% compared to 2014. EBITDA is expected to be between $101 and $107 million, a 23% to 30% increase over 2014. Adjusted income from continuing operations is expected to be between $1.62 and $1.75 per share, a 22% to 32% increase over 2014 (see Financial Expectations section below).

“We are very pleased with our 2014 results and expect continued strong growth in 2015,” commented Steven M. Klosk, President and Chief Executive Officer of Cambrex. “We saw increased demand across all of our product categories in 2014, and performance was particularly strong in the innovator and controlled substances markets. As our guidance suggests, we expect to maintain our positive momentum with substantial sales and EBITDA growth in 2015. We believe that our 2015 expectations and our organic cumulative annual growth rate of 13% since 2010 confirm that we are focused on the right strategic growth initiatives for our business.

“These growth expectations and a robust pipeline of new business opportunities require us to aggressively invest in capacity to meet actual and anticipated demand. We are significantly expanding our facility in Iowa to facilitate expected strong demand for large scale cGMP capacity and are also investing in our Swedish and Italian sites. We believe we are investing at the appropriate level to enable us to take full advantage of current positive market trends and support our strategic growth initiatives.”

Cambrex Corporation | One Meadowlands Plaza | East Rutherford, NJ 07073
Phone 201.804.3000 | Fax 201.804.9852 | www.cambrex.com

Basis of Reporting
The Company has provided a reconciliation of GAAP amounts to adjusted (i.e. Non-GAAP) amounts at the end of this press release.  Management believes that the adjusted amounts provide useful information to investors due to the magnitude and nature of certain expenses recorded in the GAAP amounts.

Fourth Quarter 2014 Operating Results – Continuing Operations

Sales were $128.8 million, compared to $103.0 million in the same period last year, representing a 25% increase.  Foreign exchange unfavorably impacted reported sales growth by 5%. The Company recorded sales increases in all of its product categories, with strong growth in certain branded and generic APIs.

Gross margins increased to 35% from 33% compared to the same period last year.  This increase was primarily due to improved production efficiencies, higher plant utilization and a favorable impact from foreign exchange.

Selling, general and administrative expenses were $13.8 million compared to $14.7 million in the same period last year.  The decrease was mainly due to lower compensation expense during the fourth quarter this year and a favorable impact from foreign exchange.

Research and development expenses were $3.1 million compared to $2.8 million in the same period last year.  The increase was primarily the result of increased personnel costs to facilitate the development of a higher number of generic and controlled substance APIs partially offset by a favorable impact from foreign exchange.

Operating profit increased to $22.6 million from $16.4 million in the same period last year.  The increase in operating profit was primarily the result of higher gross profit, lower operating expenses and a gain on the sale of land, all of which were partially offset by a charge related to a voluntary pension payout settlement, which is explained below. Excluding the pension settlement and the gain on the sale of land, operating profit would have been $28.5 million.  Adjusted EBITDA was $34.4 million compared to $22.2 million in the same period last year.

Income taxes for the quarter were a benefit of $6.2 million and included a benefit of $11.7 million for the reversal of a valuation allowance against certain U.S. tax assets, a benefit of $3.9 million primarily related to a tax audit settlement, and expense of $0.4 million related to the gain on the sale of land.  Excluding the impacts of these items, the loss on voluntary pension settlement and the gain on sale of land, the effective tax rate would have been 32% during the quarter compared to 37% in the same period last year, largely due to differences in the geographical mix of income.

Cambrex Corporation | One Meadowlands Plaza | East Rutherford, NJ 07073
Phone 201.804.3000 | Fax 201.804.9852 | www.cambrex.com

The Company had previously estimated that it would reduce its valuation allowance against certain U.S. tax assets by approximately $2.0 million during the fourth quarter of 2014.  As a result of updates to projections, the Company released $11.7 million of valuation allowance and reduced its provision for income taxes accordingly in the fourth quarter of 2014.  Additionally, during the fourth quarter of 2014, the Company settled a tax dispute with a European tax authority that arose in 2009.  As a result, the Company reversed reserves of $4.1 million related to the dispute.

Income from continuing operations was $28.3 million or $0.89 per share compared to $9.4 million or $0.30 per share in the same period last year.  Adjusted income from continuing operations was $20.4 million or $0.64 per share, compared to $11.3 million or $0.36 per share, respectively, in the same period last year (see table at the end of this release).

Capital expenditures and depreciation were $13.0 million and $5.7 million, respectively, compared to $9.6 million and $5.8 million, respectively, in the same period last year.

As part of a program to offer a one-time election to receive a voluntary lump-sum pension payout to certain former employees, the Company settled $17.4 million of its pension obligations within its U.S. plan with an equal amount paid from plan assets during the fourth quarter.  As a result, the Company recorded settlement losses of $7.2 million during the fourth quarter reflecting the accelerated recognition of unamortized losses in the U.S. pension plan proportionate to the obligation that was settled.  The loss on voluntary pension settlement is reflected as a separate line in the consolidated income statement with a corresponding balance sheet reduction in “Stockholders’ Equity.”

Cambrex Corporation | One Meadowlands Plaza | East Rutherford, NJ 07073
Phone 201.804.3000 | Fax 201.804.9852 | www.cambrex.com

Financial Expectations – Continuing Operations
The following table shows the Company’s current expectations for its full year 2015 financial performance.

Expectations

Gross sales increase	16% - 20%

Adjusted EBITDA	$101 - $107 million

Adjusted income from continuing operations per share	$1.62 - $1.75

Reduction of debt, net of cash	$5 - 10 million

Capital expenditures	$80 - $85 million

Depreciation	$23 - $25 million

Effective tax rate	33% - 36%

Consistent with prior years, these financial expectations are for continuing operations and exclude the impact of any potential acquisitions, restructuring activities and outcomes of tax disputes.  Sales expectations exclude the impact of foreign currency.  Adjusted EBITDA and Adjusted income from continuing operations per share are computed on a basis consistent with the reconciliation of the 2014 results in the tables at the end of this release.  The tax rate and amount of cash taxes paid will be sensitive to the geographic mix of income, and quarterly effective tax rates may be volatile.

The financial information contained in this press release is unaudited, subject to revision and should not be considered final until the Company’s 2014 Form 10-K is filed with the SEC.

Conference Call and Webcast

A conference call to discuss the Company’s fourth quarter and full year 2014 results will begin at 8:30 a.m. Eastern Time on Friday, February 6, 2015 and can be accessed by calling 1-888-713-3590 for domestic and +1-913-312-0696 for international.  Please use the passcode 2673922 and call approximately 10 minutes prior to the start time.  A webcast will be available in the Investors section on the Cambrex website located at www.cambrex.com.  A telephone replay of the conference call will be available through Friday, February 13, 2015 by calling 1-888-203-1112 for domestic and +1-719-457-0820 for international.  Please use the passcode 2673922 to access the replay.

Cambrex Corporation | One Meadowlands Plaza | East Rutherford, NJ 07073
Phone 201.804.3000 | Fax 201.804.9852 | www.cambrex.com

About Cambrex

Cambrex Corporation is an innovative life sciences company that provides products, services and technologies to accelerate the development and commercialization of small molecule therapeutics.  The Company offers Active Pharmaceutical Ingredients (“APIs”), advanced intermediates and enhanced drug delivery products for branded and generic pharmaceuticals. Development and manufacturing capabilities include enzymatic biotransformations, high potency APIs, high energy chemical synthesis, controlled substances and formulation of finished dosage form products.  For more information, please visit www.cambrex.com.

Forward Looking Statements

This document contains “forward-looking statements,” including statements or tables regarding expected performance, especially those set forth under the heading “Financial Expectations – Continuing Operations,” and those attributed to our President and Chief Executive Officer in this document.  These and other forward looking statements may be identified by the fact that they use words such as “guidance,” “expects,” “anticipates,” “intends,” “estimates,” “believes” or similar expressions.  Any forward-looking statements contained herein are based on current plans and expectations and involve risks and uncertainties that could cause actual outcomes and results to differ materially from current expectations.  The factors described in Item 1A of Part I of the Company’s Annual Report on Form 10-K for the period ended December 31, 2013 and the Company’s Annual Report on Form 10-K for the period ended December 31, 2014, once filed with the SEC,  captioned “Risk Factors,” or otherwise described in the Company’s filings with the SEC provide examples of such risks and uncertainties that may cause the Company’s actual results to differ materially from the expectations the Company describes in its forward-looking statements, including, but not limited to, pharmaceutical outsourcing trends, competitive pricing or product developments, market acceptance and adoption rate of our customers’ products, government legislation and regulations (including those pertaining to environmental issues), tax rate, interest rate, technology, manufacturing and legal issues, including the outcome of outstanding litigation, environmental matters, changes in foreign exchange rates, uncollectible receivables, the timing of orders and the Company’s ability to meet its production plan and its customer delivery schedules, loss on disposition of assets, cancellations or delays in renewal of contracts, lack of suitable raw materials, the Company’s ability to receive regulatory approvals for its products and continued demand in the U.S. for late stage clinical products or the successful outcome of the Company’s investment in new products.

For further details and a discussion of these and other risks and uncertainties, investors are encouraged to review the Cambrex Annual Report on Form 10-K for the fiscal year ended December 31, 2013 and the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014, once filed with the SEC, including the Forward-Looking Statement sections therein, and other filings with the SEC.  The Company cautions investors and potential investors not to place significant reliance on the forward-looking statements contained in this press release and to give careful consideration to the risks and uncertainties listed above and contained in our SEC filings. The forward-looking statements in this press release speak only as of the date of this document, and the Company undertakes no obligation to update or revise any of these statements.

Cambrex Corporation | One Meadowlands Plaza | East Rutherford, NJ 07073
Phone 201.804.3000 | Fax 201.804.9852 | www.cambrex.com

Use of Non-GAAP Financial Measures

EBITDA and Adjusted Income from Continuing Operations are non-GAAP financial measures.  The Company defines EBITDA as operating profit plus depreciation and amortization expense and Adjusted Income from Continuing Operations is calculated in a manner consistent with that shown in the tables at the end of this release.   Other companies may have a different definition of EBITDA and Adjusted Income from Continuing Operations, therefore, these measures may not be comparable with non-GAAP financial measures provided by other companies.  EBITDA and Adjusted Income from Continuing Operations should not be considered an alternative to measurements required by U.S. GAAP, such as net income or operating profit, and should not be considered a measure of Cambrex’s liquidity.  Cambrex uses EBITDA and Adjusted Income from Continuing Operations among several other metrics to assess and analyze its operational results and trends.  Cambrex also believes EBITDA and Adjusted Income from Continuing Operations are useful to investors because they are common operating performance metrics as well as metrics routinely used to assess potential enterprise value.  Cambrex has provided a reconciliation of U.S. GAAP amounts to non-GAAP amounts at the end of this press release.

Cambrex Corporation | One Meadowlands Plaza | East Rutherford, NJ 07073
Phone 201.804.3000 | Fax 201.804.9852 | www.cambrex.com

CAMBREX CORPORATION
Statements of Profit and Loss
For the Quarters Ended December 31, 2014 and 2013
(in thousands, except per-share data)

	2014		2013
		% of		% of
	Amount	Sales	Amount	Sales

Gross Sales	$128,841		$103,011
Commissions, Allowances and Rebates	628		576
Net Sales	128,213		102,435

Other Revenues	1,102		601

Net Revenues	129,315		103,036

Cost of Goods Sold	83,916	65.1%	69,098	67.1%

Gross Profit	45,399	35.2%	33,938	32.9%

Operating Expenses
Selling, General and Administrative Expenses	13,755	10.7%	14,714	14.3%
Research and Development Expenses	3,130	2.4%	2,840	2.8%
Total Operating Expenses	16,885	13.1%	17,554	17.0%

Loss on Voluntary Pension Settlement	7,170	5.6%	-
Gain on Sale of Asset	(1,234)	1.0%	-

Operating Profit	22,578	17.5%	16,384	15.9%

Other Expenses/(Income):
Interest Expense, Net	539		595
Equity in Losses of Partially-Owned Affiliates	5		605
Other (Income)/Expenses, Net	(21)		107

Income Before Income Taxes	22,055	17.1%	15,077	14.6%

(Benefit)/Provision for Income Taxes	(6,203)		5,637

Income from Continuing Operations	$28,258	21.9%	$9,440	9.2%

Loss from Discontinued Operations, Net of Tax	(373)		(541)

Net Income	$27,885	21.6%	$8,899	8.6%

Basic Earnings/(Loss) per Share of Common Stock:
Income from Continuing Operations	$0.91		$0.31
Loss from Discontinued Operations, Net of Tax	$(0.01)		$(0.02)
Net Income	$0.90		$0.29

Diluted Earnings/(Loss) per Share of Common Stock:
Income from Continuing Operations	$0.89		$0.30
Loss from Discontinued Operations, Net of Tax	$(0.01)		$(0.01)
Net Income	$0.88		$0.29

Weighted Average Shares Outstanding
Basic	31,053		30,353
Diluted	31,803		31,166

Cambrex Corporation | One Meadowlands Plaza | East Rutherford, NJ 07073
Phone 201.804.3000 | Fax 201.804.9852 | www.cambrex.com

CAMBREX CORPORATION
Statements of Profit and Loss
For the Twelve Months Ended December 31, 2014 and 2013
(in thousands, except per-share data)

	2014		2013
		% of		% of
	Amount	Sales	Amount	Sales

Gross Sales	$374,150		$317,212
Commissions, Allowances and Rebates	2,306		1,351
Net Sales	371,844		315,861

Other Revenues	2,769		2,315

Net Revenues	374,613		318,176

Cost of Goods Sold	250,815	67.0%	215,272	67.9%

Gross Profit	123,798	33.1%	102,904	32.4%

Operating Expenses
Selling, General and Administrative Expenses	52,489	14.0%	47,568	15.0%
Research and Development Expenses	13,075	3.5%	10,387	3.3%
Total Operating Expenses	65,564	17.5%	57,955	18.3%

Loss on Voluntary Pension Settlement	7,170	1.9%	-
Gain on Sale of Asset	(1,234)	0.3%	(4,680)	1.5%

Operating Profit	52,298	14.0%	49,629	15.6%

Other Expenses/(Income):
Interest Expense, Net	2,174		2,242
Equity in Losses of Partially-Owned Affiliates	4,623		2,262
Other (Income)/Expenses, Net	(5)		118

Income Before Income Taxes	45,506	12.2%	45,007	14.2%

(Benefit)/Provision for Income Taxes	(12,627)		14,732

Income from Continuing Operations	$58,133	15.5%	$30,275	9.5%

Loss from Discontinued Operations, Net of Tax	(830)		(4,360)

Net Income	$57,303	15.3%	$25,915	8.2%

Basic Earnings/(Loss) per Share of Common Stock:
Income from Continuing Operations	$1.89		$1.00
Loss from Discontinued Operations, Net of Tax	$(0.03)		$(0.14)
Net Income	$1.86		$0.86

Diluted Earnings/(Loss) per Share of Common Stock:
Income from Continuing Operations	$1.84		$0.98
Loss from Discontinued Operations, Net of Tax	$(0.03)		$(0.14)
Net Income	$1.81		$0.84

Weighted Average Shares Outstanding
Basic	30,763		30,150
Diluted	31,643		30,901

Cambrex Corporation | One Meadowlands Plaza | East Rutherford, NJ 07073
Phone 201.804.3000 | Fax 201.804.9852 | www.cambrex.com

CAMBREX CORPORATION
Consolidated Balance Sheets
As of December 31, 2014 and 2013
(in thousands)

	December 31,	December 31,
Assets	2014	2013

Cash and Cash Equivalents	$45,518	$22,745
Trade Receivables, Net	77,124	71,276
Other Receivables	10,610	12,943
Inventories, Net	85,630	89,965
Prepaid Expenses and Other Current Assets	8,688	5,631
Total Current Assets	227,570	202,560

Property, Plant and Equipment, Net	163,567	171,966
Goodwill	43,912	38,670
Intangible Assets, Net	8,902	4,011
Investments in and Advances to Partially-Owned Affiliates	665	13,364
Deferred Income Taxes	38,424	19,799
Other Non-Current Assets	4,032	7,667

Total Assets	$487,072	$458,037

Liabilities and Stockholders' Equity

Accounts Payable	$43,670	$29,052
Deferred Revenue	14,095	20,121
Accrued Expenses and Other Current Liabilities	41,014	48,098
Total Current Liabilities	98,779	97,271

Long-Term Debt	60,000	79,250
Deferred Income Taxes	10,545	12,835
Accrued Pension Benefits	50,949	40,123
Other Non-Current Liabilities	15,573	18,338

Total Liabilities	$235,846	$247,817

Stockholders’ Equity	$251,226	$210,220

Total Liabilities and Stockholders’ Equity	$487,072	$458,037

Cambrex Corporation | One Meadowlands Plaza | East Rutherford, NJ 07073
Phone 201.804.3000 | Fax 201.804.9852 | www.cambrex.com

CAMBREX CORPORATION
Reconciliation of GAAP to non-GAAP Results
For the Quarters and Twelve Months Ended December 31, 2014 and 2013
(in thousands)

	Fourth Quarter 2014	Fourth Quarter 2013

Operating Profit	$22,578	$16,384

Loss on Voluntary Pension Settlement	7,170	-

Gain on Sale of Asset	(1,234)	-

Adjusted Operating Profit	28,514	16,384

Depreciation and Amortization	5,911	5,842

Adjusted EBITDA	$34,425	$22,226

	Twelve Months 2014	Twelve Months 2013

Operating Profit	$52,298	$49,629

Loss on Voluntary Pension Settlement	7,170	-

Gain on Sale of Asset	(1,234)	(4,680)

Adjusted Operating Profit	58,234	44,949

Depreciation and Amortization	23,826	22,473

Adjusted EBITDA	$82,060	$67,422

Cambrex Corporation | One Meadowlands Plaza | East Rutherford, NJ 07073
Phone 201.804.3000 | Fax 201.804.9852 | www.cambrex.com

CAMBREX CORPORATION
Reconciliation of GAAP to non-GAAP Results
For the Quarters and Twelve Months Ended December 31, 2014 and 2013
(in thousands)

	Fourth Quarter 2014		Fourth Quarter 2013
		Diluted EPS		Diluted EPS
Income from Continuing Operations	$28,258	$0.89	$9,440	$0.30

Loss on Pension Settlement	7,170	0.23	-	-
Stock-Based Compensation, Net of Tax [1]	1,268	0.04	1,600	0.05
Gain on Sale of Asset, Net of Tax	(847)	(0.03)	-	-
Amortization of Purchased Intangibles	176	0.01	264	0.01
Release of Valuation Allowance on Tax Assets	(11,719)	(0.37)	-	-
Tax Audit Settlement	(3,948)	(0.12)	-	-

Adjusted Income from Continuing Operations	$20,358	$0.64	$11,304	$0.36

	Twelve Months 2014		Twelve Months 2013
		Diluted EPS		Diluted EPS
Income from Continuing Operations	$58,133	$1.84	$30,275	$0.98

Loss on Pension Settlement	7,170	0.23	-	-
Stock-Based Compensation, Net of Tax [1]	3,541	0.11	3,540	0.11
Loss on Acquisition of Zenara Shares	4,122	0.13	-	-
Gain on Sale of Asset, Net of Tax	(847)	(0.03)	(3,210)	(0.10)
Amortization of Purchased Intangibles	863	0.03	1,137	0.04
Release of Valuation Allowance on Tax Assets	(26,902)	(0.85)	-	-
Tax Audit Settlement	(3,948)	(0.12)	-	-
Changes in Tax Laws	-	-	(1,155)	(0.04)

Adjusted Income from Continuing Operations	$42,132	$1.33	$30,587	$0.99

1   Tax rate estimated at 35% for stock-based compensation.

# # #

Cambrex Corporation | One Meadowlands Plaza | East Rutherford, NJ 07073
Phone 201.804.3000 | Fax 201.804.9852 | www.cambrex.com